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                                                                     EXHIBIT 4.2


                             STOCK OPTION AGREEMENT


         STOCK OPTION AGREEMENT (this "Agreement") made as of June 20,
1991 (the "Date of Grant"), between MEDCO CONTAINMENT SERIVICES, INC., a Delaware corporation with offices at 100 Summit Avenue, Montvale, New Jersey 07645 (the "Company"), and MEDCO CONTAINMENT SERVICES FOUNDATION, INC., a New Jersey nonprofit corporation with offices at 100 Summit Avenue, Montvale, New Jersey 07645 (the "Foundation").

                                    RECITAL

         The Foundation is a tax-exempt organization organized for charitable, scientific, educational and other purposes within the meaning of
Section 501(c)(3) of the Internal Revenue Code of 1986. The Company desires to support the Foundation in accomplishing its purposes, and to that end the Board of Directors of the Company has determined that it is in the best interests of the Company to grant to the Foundation an option to acquire shares of the Company's common stock as provided herein.

                                   AGREEMENTS

         In consideration of the Recital (which is incorporated by reference) and the mutual covenants of this Agreement, the Company and the Foundation agree as follows:

         1. Confirmation of Grant of Option. The Company hereby confirms that the Foundation, together with its successors and permitted assigns, has been granted, subject to the terms of this Agreement, the right (the "Option") to purchase 100,000 shares of the common stock, $.01 par value, of the Company. All of the shares of the Company's common stock are hereinafter referred to as the "Common Stock," and the 100,000 shares of Common Stock that are subject to purchase hereunder are hereinafter referred to as "Shares". Such number of Shares subject to the Option may be adjusted as provided in Section 8.

         2.   Exercisability of 0ption.

              2.1 Subject to the terms and conditions of this Agreement, the Option shall become exercisable (i.e., "vested"):

                    2.1.1 with respect to 20% of the Shares, on and after the first anniversary of the Date of Grant;

                    2.1.2 with respect to an additional 20% of the Shares, on and after the second anniversary of the Date of Grant;



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                    2.1.3   with respect to an additional 20% of the Shares, on
and after the third anniversary of the Date of Grant;

                    2.1.4 with respect to an additional 20% of the Shares, on and after the fourth anniversary of the Date of Grant; and

                    2.1.5 with respect to the remainder of the Shares, on and after the fifth anniversary of the Date of Grant.

              2.2 The unexercised portion of the Option (both vested and non-vested) shall automatically and without notice terminate and become null and void on the day immediately preceeding the tenth anniversary of the Date of Grant.

              2.3 Subject to Section 2.2, the Board of Directors of the Company or any committee thereof referred to in Section 13 may cause the Option to become immediately exercisable in such circumstances as such board or committee may determine in its sole discretion.

         3. Method of Exercise of Option. The Option may be exercised by the Foundation as to all or (at the Foundation's election) part of the Shares as to which the Option is then exercisable (that is, vested) under Section 2 by giving written notice of exercise to the Company at its principal business office, specifying the number of Shares for which the Option is exercised, accompanied by payment in full for such Shares (as determined pursuant to Section 4). The failure to exercise the Option, in whole or in part, as to any vested exercise rights shall not constitute a waiver of these rights. The Company shall cause certificates for the Shares so purchased to be delivered to the Foundation, at the Company's principal business office, against payment in full of the Option Price for such Shares (as determined pursuant to Section 4), as soon as practicable following receipt of the notice of exercise. The Option Price and any required withholding taxes shall be paid in cash, certified check or bank draft, in fully paid shares of Common Stock, or by withholding Shares issuable upon such exercise, or any combination thereof, as the Foundation may elect. If the Foundation elects to make any such payment or tax withholding by delivery or withholding of shares of Common Stock, such shares shall be valued for this purpose at the closing market price on the date of exercise.

         4. Option Price. Subject to adjustment as provided in Section 8, the purchase price of the Shares covered by this Agreement shall be $48.00 per share.




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         5.   Non-Transferability of Option.  The Option shall not be
transferable, except by operation of law or to a successor or assignee of all or substantially all of the assets or operations of the Foundation. Any attempt to assign, transfer, pledge or hypothecate the Option contrary to the provisions of this Agreement, and any levy, attachment or similar process upon the Option shall be null and void and without effect, and the Company's Board of Directors or any committee thereof referred to in Section 13 may, in its sole discretion, upon the happening of any such event, terminate the Option as of the date of such event.

         6. No Rights Prior to Issuance of Shares. Subject to Section 8, the holder of the Option shall not have any rights to dividends nor any other rights of a stockholder as to the Shares covered by the Option until the Shares have been issued (as evidenced by the appropriate entry on the books of the transfer agent of the Company) following exercise of the Option prior to its termination.

         7.   Restrictions on Exercise and on Common Stock.

              7.1 Each share certificate representing Shares purchased upon exercise of the Option shall bear a legend stating that the Shares evidenced thereby may not be sold or transferred except in compliance with the Securities Act of 1933, as amended (the "1933 Act"). The certificate(s) may be made subject to a stop transfer order placed with the Company's transfer agent.

              7.2 Notwithstanding any other provision of this Agreement, unless the issuance of Shares upon exercise of the Option shall then be covered by an effective registration statement under the 1933 Act, the Company shall have no obligation to issue any Shares pursuant to an exercise of the Option in the absence of an opinion of counsel to the Company that such sale may be effected pursuant to an exemption from the registration requirements of the 1933 Act. It shall be a further condition to the Company's obligation to issue and deliver to the Foundation certificates for those Shares, that the Foundation deliver to the Company in writing a representation that the Foundation is exercising such Option for its own account for investment only and not with a view to distribution and that the Foundation will not make any sale, transfer or other disposition of any Shares purchased except (i) pursuant to the registration thereof under the 1933 Act, (ii) pursuant to an opinion of counsel, satisfactory in form and substance to the Company, that the sale, transfer or other disposition may be made without registration, or (iii) pursuant to a "no action" letter from the Securities and Exchange Commission. The Foundation has been advised and understands the Shares must be held indefinitely unless they are registered for resale under the 1933 Act or an exemption from registration is available and that the Company is under no obligation to register those Shares under the 1933 Act for resale or to take any action that would make available to the holder any exemption from registration.



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         8.   Adjustment.

              8.1 The number and Option Price of Shares covered by the Option, and any other rights under the Option, shall be adjusted, as deemed appropriate by the Company's Board of Directors or any committee thereof referred to in
Section 13, as the case may be (whose good faith determination shall be absolute and binding upon the Foundation), to reflect any subdivision (stock split) or consolidation (reverse split) of the issued Common Stock of the Company, or any other recapitalization of the Company, or any business combination or other transaction involving the Company that shall substantially affect the rights of holders of Common Stock. The Board of Directors or such committee, as the case may be, shall provide for appropriate adjustment of the Option in the event of stock dividends or distributions of assets or securities of other companies owned by the Company to stockholders relating to Common
Stock for which the record date is prior to the date the Shares purchased by exercise of the Option are issued or transferred, except that no such adjustment shall be made for cash dividends or stock dividends of 10% or less (cumulatively, in the aggregate).

              8.2 In the event of a change in the presently authorized Common Stock of the Company that is limited to a change of all of its presently authorized shares of Common Stock with par value into the same number of shares without par value, or any change of all of the then authorized shares of Common Stock with par value into the same number of shares with a different par value, the shares resulting from any such change shall be deemed to be Shares as defined in Section 1, and no change in the number of shares covered by the Option or in the Option Price shall take place.

         9. Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by certified mail to the proper address. Each notice to the Company shall be addressed to it at its principal office, attention of the Senior Executive Vice President - Finance and Administration, with a copy to the General Counsel. Each notice to the Foundation shall be addressed to the Foundation at its principal office, attention of the President. Any party to whom a notice may be given under this Agreement may designate a new address by notice to that effect. Each notice shall be deemed to have been given on the day it is received.

         10. Benefits of Agreement. This Agreement shall be binding upon each successor of the Company and inure to the benefit of each successor of the Foundation.





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         11.  Source of Ricgts.  This Agreement shall be the sole and exclusive source of any and all rights that the Foundation and its successors may have in respect of the Option as granted hereunder.

         12. Captions. The captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         13. Administration; Interpretation. This Agreement and the Option shall be administered by the Board of Directors of the Company or by a duly authorized committee thereof. The good faith interpretation and construction by the Board of Directors or by such committee of any provision of this Agreement shall be final and conclusive and binding on the parties hereto.

         14. Further Assurances. Each of the Company and the Foundation shall do and perform all such further acts and things and execute and deliver all such other certificates, instruments and/or documents as the other party hereto may, at any time and from time to time, reasonably request in connection with the performance of any of the provisions of this Agreement.

         15. Governing Law. This Agreement shall be construed in accordance with and governed in all respects by the laws of the State of New Jersey without regard to any principles of conflict of laws.

                                   EXECUTION

         The parties signed this Agreement as of the day and year first above written, whereupon it became binding in accordance with its terms.

                                           MEDCO CONTAINMENT SERVICES, INC.





                                           By:
                                              ---------------------------------
                                              Name:
                                              Title:

                                           MEDCO CONTAINMENT SERVICES
                                           FOUNDATION, INC.



                                           By: /s/ CHARLES A. MELE
                                              ---------------------------------
                                              Name:
                                              Title:





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